Exhibit 99.1

Avista Public Acquisition Corp. II Announces Pricing
of $200 Million Initial Public Offering

August 9, 2021

NEW YORK, NY--(BUSINESS WIRE)--Avista Public Acquisition Corp. II (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, announced today the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Stock Market, LLC (“Nasdaq”) and will trade under the ticker symbol “AHPAU” beginning on August 10, 2021. Each unit issued in the offering consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “AHPA” and “AHPAW,” respectively.

Avista Public Acquisition Corp. II is incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with a target company in the healthcare industry.

Credit Suisse Securities (USA) LLC is the sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on August 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Amanda Heravi, Investor Relations Officer
heravi@avistacap.com